(BW)(UT-KLEVER-MARKETING)(KLMK)   Klever   Marketing   Appoints   William  Dupre
President

    Business,  Advertising  and  Marketing,  Retail and  Shopping,  Supermarkets
Editors

    SALT LAKE CITY--(BUSINESS WIRE)--December 3, 2003--Klever Marketing(TM) Inc. (OTC BB:KLMK) Wednesday announces the appointment of William J. Dupre as president.

    Dupre joined Klever Marketing one year ago as executive vice president and chief operating officer. He will retain his title as chief operating officer. Dupre's promotion replaces Richard J. Trout as president, while D. Paul Smith, chairman, chief financial officer and corporate secretary/treasurer, assumes the additional role of executive vice president. Trout remains on the board.

    During Dupre's tenure at Klever Marketing, he has proven to be instrumental in identifying and fostering key strategic relationships, including that of Fujitsu Transaction Solutions. Announced October 28, 2003, Fujitsu and Klever Marketing intend to jointly market a complete retail solution for personal shopping.

    Dupre stated that, as  president,  he "will strive to maximize the Company's
consumer-centric   in-store  media  by  leveraging  its  intellectual   property
portfolio to drive ongoing corporate objectives."

    Prior to Klever Marketing, Dupre attained over fifteen years of proven executive level retail product development and in-store marketing experience including four years at Smart Media / SnapShopper, four years at VideOcart, and seven years at Information Resources (IRI).

    Klever Marketing has developed and markets a proprietary, wireless, in-store advertising & communications system for supermarket, mass merchandising and other retail applications. Called the Klever-Kart(R) System, it utilizes patented and proven technology to deliver targeted ads and promotions through a small, electronic, remotely programmable display affixed to the shopping-cart handle. Each marketing message reaches an individual consumer at the exact product location, or Point-of-Selection(R), where industry research indicates over 70% of all purchase decisions are made. The Company believes that these one-to-one electronic communication capabilities, its Point-of-Selection delivery, and their patent portfolio provide a formidable first-position in which to control the in-store marketing space.

    The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, the company's ability to manage growth and acquisitions of technology or businesses, the condition of the capital markets, the effect of economic and business conditions and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT:       Klever Marketing
                   William (Bill) Dupre, 801/322-1221 ext. 117 billd@kleverkart.com

KEYWORD: UTAH
INDUSTRY KEYWORD: COMED COMPUTERS/ELECTRONICS
    INTERACTIVE/MULTIMEDIA/INTERNET FOODS/BEVERAGES RETAIL
    SUPERMARKETS MANAGEMENT CHANGES